                                                                    Exhibit 5.01

                                                               December 6, 2000

CCC Information Services Group Inc.
444 Merchandise Mart
Chicago, Illinois 60654

          Re:       REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

          In connection with the preparation and filing by CCC Information Services Group Inc., a Delaware corporation (the "COMPANY"), with the Securities and Exchange Commission (the "COMMISSION"), under the Securities Act of 1933, as amended (the "ACT"), of a Registration Statement on Form S-8 to be filed on or about December 6, 2000 (the "REGISTRATION STATEMENT") relating to the issuance by the Company of 1,400,000 shares of the Company's Common Stock, par value $.01 per share (the "SHARES"), pursuant to the 2000 Stock Incentives Plan (the "2000 PLAN"), an amendment and restatement of the 1997 Stock Option Plan, you have requested our opinion with respect to the matters set forth below.

          In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company and its predecessor in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquires, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In rendering this opinion, we have also relied upon certificates of officers of the Company and of public officials.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other Delaware laws, or as to any matters of municipal law or the laws of any local agency within the state.

          Subject to the foregoing, it is our opinion that the Shares to be issued under the 2000 Plan have been duly authorized, and upon the issuance and delivery of the Shares, in the manner contemplated by the 2000 Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the 2000 Plan, including, without limitation, collection of required payment for the Shares and assuming the value of the consideration for such shares equals or exceeds the par value per share of such Shares, the Shares will be validly issued, fully paid and nonassessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ LATHAM & WATKINS